Exhibit 3.1

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

DUPONT FABROS TECHNOLOGY, L.P.

This SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (as amended from time to time, this “Agreement”) of DuPont Fabros Technology, L.P. (the “Partnership”) is entered into as of September 14, 2017, by and between Penguins OP Sub 2, LLC, a Maryland limited liability company, as general partner (the “General Partner”), and Digital Realty Trust, L.P., a Maryland limited partnership (the “Initial Limited Partner” and together with the General Partner, the “Partners”).

RECITALS

WHEREAS, the General Partner and the Initial Limited Partner were admitted as Partners of the Partnership in connection with the Closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 8, 2017, by and among the General Partner, the Initial Limited Partner, the Partnership and the other parties thereto; and

WHEREAS, the General Partner and the Initial Limited Partner desire to amend and restate the prior agreement of limited partnership and enter into this Agreement to provide for the Partnership’s management and to provide for certain other matters, all as permitted under the Maryland Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor statute (the “Act”).

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Formation. The Partnership was formed as a limited partnership under the laws of the State of Maryland pursuant to a Certificate of Limited Partnership filed on July 6, 2007 with the State Department of Assessment and Taxation of the State of Maryland.

2.    Name. The name of the limited partnership is “DuPont Fabros Technology, L.P.”

3.    Purpose. The purpose of the Partnership is to engage in any and all lawful businesses, purposes or activities and exercise any powers in which a limited partnership may be engaged under applicable law (including, without limitation, the Act).

4.    Resident Agent; Principal Office. The name and address of the resident agent of the Partnership in the State of Maryland is National Registered Agents, Inc., 351 W Camden St., Baltimore, MD 21201. The address of the principal office of the Partnership in the State of Maryland is c/o National Registered Agents, Inc., 351 W Camden St., Baltimore, MD 21201. The principal executive office of the Partnership is located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111, or such other place as the General Partner may from time to time designate by notice to the other Partners. The Partnership may maintain offices at such other place or places within or outside the State of Maryland as the General Partner deems advisable.

5.    Partners. The names and the business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner

Penguins OP Sub 2, LLC

Four Embarcadero Center, Suite 3200

San Francisco, California 94111

Initial Limited Partner

Digital Realty Trust, L.P.

Four Embarcadero Center, Suite 3200

San Francisco, California 94111

The General Partner was admitted as a general partner of the Partnership upon its execution of a counterpart to this Agreement. The Initial Limited Partner was admitted as a limited partner of the Partnership upon its execution of a counterpart to this Agreement.

6.    Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, at such time as (a) the General Partner of the Partnership approves in writing, (b) a consent to dissolution by all partners, (c) an event of withdrawal of a general partner, or (d) an entry of a decree of judicial dissolution has occurred under the Act; provided, however, the Partnership shall not be dissolved and required to be wound up upon an event of withdrawal of a general partner described in Section 6(c) if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, all partners of the Partnership other than the withdrawn general partner agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership.

7.    Capital Contributions. The partners of the Partnership have made capital contributions to the Partnership to the extent set forth in the books and records of the Partnership.

8.    Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

9.    Allocations of Profit and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

10.    Distributions. At any time determined by the General Partner, the General Partner may cause the Partnership to distribute any cash held by it to the partners of the Partnership that is not reasonably necessary for the operation of the Partnership. Such distributions shall be made in proportion to their Percentage Interests as set forth on Schedule A. Notwithstanding anything to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to any partner on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

11.    Management of Partnership. The General Partner shall have exclusive control over the business of the Partnership and shall have all rights, powers and authority generally conferred by law or necessary, advisable or consistent in connection therewith. The Initial Limited Partner shall have no right to participate in or vote upon any Partnership matters except as specifically provided by this Agreement or required by any mandatory provision of the Act. Notwithstanding any other provision of this Agreement, the General Partner shall have the authority to bind the Partnership and is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner or other person or entity.

12.    Transfer or Pledge. A partner’s interest in the Partnership shall not be assigned, pledged, sold or otherwise transferred, in whole or in part, without the prior written consent of the General Partner, which consent may be given or withheld in each General Partner’s sole and absolute discretion. No assignee of a partner’s interest in the Partnership shall    be admitted into the Partnership as a substituted partner without: (a) the prior written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion; and (b) such assignee executing a counterpart to this Agreement.

13.    Withdrawal. Except as provided in Section 10-402 of the Act, no partner of the Partnership may withdraw from the Partnership.

14.    Additional Limited Partners.

(a)    Without the approval of the Initial Limited Partner, the General Partner may admit additional limited partners to the Partnership.

(b)    After the admission of any additional limited partners pursuant to this Section 14, the Partnership shall continue as a limited partnership under the Act without dissolution.

(c)    The admission of additional limited partners to the Partnership pursuant to this Section 14 shall be accomplished by the execution of a counterpart to this Agreement by such additional limited partner or, if necessary, the amendment of this Agreement and any other actions as may be required by the Act.

15.    Tax Treatment. For federal income tax purposes, at all times that the Initial Limited Partner owns 100% of the equity interests in the General Partner and no election has been made to treat the General Partner as an association, the Partners intend that the Partnership be disregarded as an entity separate from the Initial Limited Partner pursuant to Treasury Regulations Section 301.7701 and corresponding provisions of applicable state law.

16.    Governing Law. This Agreement, and all rights and remedies in connection therewith, shall be governed by, and construed under, the laws of the State of Maryland, without regard to otherwise governing principles of conflicts of law or choice of laws.

17.    Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the General Partner.

18.    Counterparts. This Agreement may be executed in any number of multiple counterparts, any of which may be delivered via facsimile, PDF, or other forms of electronic delivery, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement, binding on all parties hereto.

19.    Severability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

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IN WITNESS WHEREOF, the parties hereto, intending to be bound hereby, have duly executed this Agreement as of the date first set forth above.

GENERAL PARTNER
PENGUINS OP SUB 2, LLC
By:	Digital Realty Trust, L.P., its sole member
By:	Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Executive Officer

INITIAL LIMITED PARTNER
DIGITAL REALTY TRUST, L.P.
By:	Digital Realty Trust, Inc., its sole general partner

By:	/s/ A. William Stein
Name:	A. William Stein
Title:	Chief Executive Officer

Schedule A

Percentage Interests

General Partner: 1%

Initial Limited Partner: 99%